Exhibit 99.1
Intrawest Reports Fiscal 2016 First Quarter Results
- Results Reflect Substantial Improvement over the Comparative Prior Year Period -
- Favorable Early Ski Season Indicators -

Denver, Colorado, November 5, 2015 - Intrawest Resorts Holdings, Inc. (NYSE: SNOW), a leading North American mountain resort and adventure company, today reported results for the three months ended September 30, 2015.
First Quarter Highlights

•	Net loss attributable to Intrawest Resorts Holdings, Inc. improved to $47.0 million compared to a loss of $51.0 million in the first quarter of fiscal 2015.

•	Adjusted EBITDA improved 29.6% to a loss of $14.2 million compared to a loss of $20.1 million for the same period in the prior year.

•	Sales of season pass and frequency products for the upcoming ski season were up approximately 10% as of November 1, 2015 versus the same time last year.

•	Canadian Mountain Holidays ("CMH") winter sales were up approximately 9% as of November 1, 2015 versus the same time last year.

“We are excited about the upcoming ski season and building upon the strong operating results from our fiscal 2016 first quarter. Our first quarter results reflect the successful integration of Blue Mountain as well as high levels of forest fire suppression activities in the Adventure Segment,” stated Tom Marano, Chief Executive Officer. “We are also encouraged by the current pacing metrics for the winter and believe we are well positioned for the upcoming ski season.”

Three Months Ended September 30, 2015

Below are the Company's results for the three months ended September 30, 2015 as compared to the prior year period:

Consolidated Results

•	Consolidated revenue increased $11.8 million, or 15.9%, to $86.2 million.

•
Net loss attributable to Intrawest Resorts Holdings, Inc. improved by $3.9 million, or 7.7%, to $47.0 million, or $1.04 per diluted share. This growth was primarily attributable to an $8.5 million improvement in loss from operations partially offset by higher income tax expense in the current year period due in part to a benefit in the prior year attributable to restructuring Blue Mountain upon acquisition.

•
Total Adjusted EBITDA improved by $6.0 million, or 29.6%, to a loss of $14.2 million. The increase was largely due to strong summer operations in the Mountain Segment and high levels of forest fire suppression activities in the Adventure Segment.

Mountain Segment

•
Mountain revenue increased by $13.4 million, or 37.0%, to $49.8 million, primarily due to the Blue Mountain acquisition. Mountain revenue in the three months ended September 30, 2015 includes Blue Mountain revenue for the entire period whereas Mountain revenue in the prior year period only includes Blue Mountain revenue subsequent to the acquisition date of September 19, 2014.

•
Mountain Adjusted EBITDA improved by $3.2 million, or 13.4%, to a loss of $20.8 million, primarily due to the $13.4 million increase in Mountain revenue, partially offset by a $10.0 million increase in Mountain operating expenses.

Adventure Segment

•
Adventure revenue grew $1.6 million, or 7.3%, to $24.3 million, primarily due to increased forest fire suppression activities in our ancillary aviation services and operation of a second lodge for heli-hiking at CMH.

•
Adventure Adjusted EBITDA increased $2.7 million, or 127.6%, to $4.9 million, primarily due to the $1.6 million increase in Adventure revenue and our wholly owned subsidiaries contributing a greater proportion of Adventure Adjusted EBITDA in the current year period compared to the prior year period.

Real Estate Segment

•
Real Estate revenue decreased $3.3 million, or 21.6%, to $11.8 million, largely due to lower sales volume at IRCG primarily resulting from fires near Whistler Blackcomb and the associated smoke, which limited tour volume at that sales center.

•	Real Estate Adjusted EBITDA increased by 1.5%, to $1.8 million, primarily due to a $3.3 million decrease in Real Estate revenue offset by a $3.5 million decrease in Real Estate operating expenses.

Fiscal 2016 Outlook
For the full fiscal year 2016, the Company expects Total Segment Revenue to be in the range of $571 million to $596 million, Total Adjusted EBITDA to be in the range of $116 million to $121 million, and net income attributable to Intrawest Resorts Holdings, Inc. to be in the range of zero to $10 million.

Webcast and Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 8:30 a.m. Eastern Time on Thursday, November 5, 2015. Participants may access the live webcast by visiting the Company’s investor relations website at ir.intrawest.com. The call can also be accessed by dialing (888) 510-1765, or (719) 457-2689 for international participants.

The replay of the call will be available from approximately 12:00 p.m. Eastern Time on November 5, 2015 through midnight Eastern Time on November 19, 2015. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 3676941. The archive of the webcast will be available on the Company’s website for a limited time.

About Intrawest Resorts Holdings, Inc.
Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company wholly owns six four-season mountain resorts with approximately 8,000 skiable acres and over 1,130 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, a leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages, markets and sells vacation club properties; manages condominium hotel properties; and sells and markets residential real estate. Intrawest Resorts Holdings, Inc. common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com.

Forward-Looking Statements
This press release includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including weakness in general economic conditions; lack of adequate snowfall and unfavorable weather conditions; adverse events that occur during our peak operating periods; our failure to achieve the expected benefits of our recent acquisition and other risks associated with our acquisition strategy; Steamboat Ski & Resort's dependence on subsidized direct air service; risks related to information technology; our potential failure to maintain the integrity of our customer or employee data; risks of foreign currency fluctuations which could reduce the U.S. dollar value of our Canadian earnings; adverse consequences of ongoing legacy litigation or future legal claims; our ability to monetize real estate assets; a partial or complete loss of Alpine Helicopters’ services; the effects of climate change on our business operations; our ability to maintain effective internal control over financial reporting; our substantial leverage, which could adversely affect our ability to raise additional capital to support our growth strategy; risks associated with Fortress’s ownership of a majority of our outstanding common stock and other risks described under the caption “Risk Factors” in Part I - Item 1A., “Risk Factors” in our Annual Report on Form 10-K for the period ended June 30, 2015, filed with the Securities and Exchange Commission (“SEC”) on September 9, 2015, as may be revised in our future SEC filings. We operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact
Investor Relations
Intrawest Resorts Holdings, Inc.
(303) 749-8370
InvestorRelations@intrawest.com

INTRAWEST RESORTS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,
	2015	2014
Revenue	$86,204	$74,373
Operating expenses	103,248	98,076
Depreciation and amortization	15,042	14,586
(Gain) loss on disposal of assets	(689)	188
Loss on remeasurement of equity method investment	—	1,437
Loss from operations	(31,397)	(39,914)
Interest expense, net	(9,233)	(9,614)
Loss from equity method investments	(3,084)	(2,251)
Other income (expense), net	78	(305)
Loss before income taxes	(43,636)	(52,084)
Income tax expense (benefit)	1,787	(1,986)
Net loss	(45,423)	(50,098)
Income attributable to noncontrolling interest	1,619	877
Net loss attributable to Intrawest Resorts Holdings, Inc.	$(47,042)	$(50,975)

Weighted average shares of common stock outstanding:
Basic and diluted	45,230	45,026
Net loss attributable to Intrawest Resorts Holdings, Inc. per share:
Basic and diluted	$(1.04)	$(1.13)

Statement Concerning Non-GAAP Financial Measures
We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure.
Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance. The compensation committee of our board of directors will determine the annual variable compensation for certain members of our management team, based in part, on Adjusted EBITDA.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA as a supplemental measure.

Mountain Segment (dollars in thousands)

	Three Months Ended September 30,		Change
	2015	2014	$	%
RevPAR	$62.09	$43.55	$18.54	42.6%
ADR	$133.70	$123.65	$10.05	8.1%

Mountain revenue:
Lift	$4,005	$3,287	$718	21.8%
Lodging	15,319	9,371	5,948	63.5%
Ski School	610	499	111	22.2%
Retail and Rental	7,458	6,162	1,296	21.0%
Food and Beverage	9,632	7,367	2,265	30.7%
Other	12,734	9,627	3,107	32.3%
Total Mountain revenue	$49,758	$36,313	$13,445	37.0%

Mountain Adjusted EBITDA	$(20,787)	$(23,994)	$3,207	(13.4)%

Adventure Segment (dollars in thousands)

	Three Months Ended September 30,		Change
	2015	2014	$	%

Adventure revenue	$24,263	$22,614	$1,649	7.3%
Adventure Adjusted EBITDA	$4,860	$2,135	$2,725	127.6%

Real Estate Segment (dollars in thousands)

	Three Months Ended September 30,		Change
	2015	2014	$	%

Real Estate revenue	$11,812	$15,071	$(3,259)	(21.6)%
Real Estate Adjusted EBITDA	$1,773	$1,747	$26	1.5%

Total Reportable Segment Revenue and Adjusted EBITDA (dollars in thousands)

	Three Months Ended September 30,		Change
	2015	2014	$	%

Total segment revenue	$85,833	$73,998	$11,835	16.0%
Total Adjusted EBITDA	$(14,154)	$(20,112)	$5,958	(29.6)%

The following table presents consolidated revenue, net income (loss) reconciled to Adjusted EBITDA, and Adjusted EBITDA by segment (dollars in thousands):

	Three Months Ended September 30,
	2015	2014
Revenue:
Mountain
Lift	$4,005	$3,287
Lodging	15,319	9,371
Ski School	610	499
Retail and Rental	7,458	6,162
Food and Beverage	9,632	7,367
Other	12,734	9,627
Total Mountain revenue	49,758	36,313
Adventure revenue	24,263	22,614
Real Estate revenue	11,812	15,071
Total reportable segment revenue	85,833	73,998
Legacy, non-core and other revenue	371	375
Total revenue	$86,204	$74,373

Net loss attributable to Intrawest Resorts Holdings, Inc.	$(47,042)	$(50,975)
Legacy and other non-core expenses, net	2,351	982
Other operating expenses	1,151	1,827
Depreciation and amortization	15,042	14,586
(Gain) loss on disposal of assets	(689)	188
Loss on remeasurement of equity method investment	—	1,437
Interest income, net	(71)	(54)
Interest expense	10,162	10,726
Loss from equity method investments	3,084	2,251
Pro rata share of Adjusted EBITDA related to equity method investments	692	982
Adjusted EBITDA attributable to noncontrolling interest	(2,162)	(1,258)
Other (income) expense, net	(78)	305
Income tax expense (benefit)	1,787	(1,986)
Income attributable to noncontrolling interest	1,619	877
Total Adjusted EBITDA	$(14,154)	$(20,112)

Mountain Adjusted EBITDA	$(20,787)	$(23,994)
Adventure Adjusted EBITDA	4,860	2,135
Real Estate Adjusted EBITDA	1,773	1,747
Total Adjusted EBITDA	$(14,154)	$(20,112)